Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-38310 and 333-91046) of The SCI 401(k) Retirement Savings Plan of our report dated June 23, 2004, with respect to the financial statements and schedules included in this Annual Report on Form 11-K of The SCI 401(k) Retirement Savings Plan for the year ended December 30, 2003.

/s/ HARPER & PEARSON COMPANY
Houston, Texas
June 28, 2004